As filed with the Securities and Exchange Commission on August 15, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HarborOne Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	81-1607465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

770 Oak Street, Brockton, Massachusetts	02301
(Address of Principal Executive Offices)	(Zip Code)

HarborOne Bancorp, Inc. 2017 Stock Option and
Incentive Plan

HarborOne Bank 401(k) Plan

HarborOne Mortgage, LLC Retirement Plan

(Full title of the plan)

James W. Blake

Chief Executive Officer

HarborOne Bancorp, Inc.

770 Oak Street

Brockton, Massachusetts 02301

(Name and address of agent for service)

(508) 895-1000

(Telephone number, including area code, of agent for service)

With copies to:

Samantha M. Kirby, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	1,376,981	(1)(2)	$10.23	$14,086,259.88	$1,707.29
Common stock, $0.01 par value per share	23,451	(1)(3)	10.60	248,580.60	30.13
Common stock, $0.01 par value per share	266,438	(1)(4)	9.79	2,608,379.07	316.14
Common stock, $0.01 par value per share	528,492	(1)(5)	8.98	4,745,777.34	575.20
Common stock, $0.01 par value per share	18,349	(1)(6)	10.09	185,131.32	22.44
Common stock, $0.01 par value per share	450,678	(1)(7)(12)	10.00	4,506,780.00	546.22
Common stock, $0.01 par value per share	106,923	(1)(8)(12)	10.00	1,069,230.00	129.59
Stock Options	2,664,389	(1)
Participation Interests		(9)(11)
Participation Interests		(10)(11)
(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may become issuable under the HarborOne Bancorp, Inc. 2017 Stock Option and Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

Represents the number of shares of common stock currently reserved for issuance for stock options that were granted on August 16, 2017, but have not been exercised by the recipient pursuant to the Plan.

(3)

Represents the number of shares of common stock currently reserved for issuance for stock options that were granted on September 26, 2018, but have not been exercised by the recipient pursuant to the Plan

(4)

Represents the number of shares of common stock currently reserved for issuance for stock options that were granted on November 26, 2018, but have not been exercised by the recipient pursuant to the Plan.

(5)

Represents the number of shares of common stock currently reserved for issuance for stock options that were granted on February 27, 2019, but have not been exercised by the recipient pursuant to the Plan.

(6)			Represents the number of shares of common stock currently reserved for issuance for stock options that were granted on May 30, 2019, but have not been exercised by the recipient pursuant to the Plan.
(7)			Represents the number of shares of common stock currently reserved for issuance under the Plan for future grants of stock options.
(8)			Represents the number of shares of common stock reserved for issuance under the Plan for any future grants of restricted stock.
(9)

Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the HarborOne Bank 401(k) Plan, based upon the maximum amount that could be issued under the HarborOne Bank 401(k) Plan.

(10)

Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the HarborOne Mortgage, LLC Retirement Plan, based upon the maximum amount that could be issued under the HarborOne Mortgage, LLC Retirement Plan.

(11)			Pursuant to 17 C.F.R. Section 230.457(h)(3) of the Securities Act no registration fee is required to be paid.
(12)

Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, pursuant to which shares of common stock of HarborOne Bancorp, Inc. offered pursuant to the Plan are deemed to be offered at $10.00 per share, the price at which shares of HarborOne Bancorp, Inc. common stock were offered to the public pursuant to the Registration Statement on Form S-1, as amended (Registration No. 333-230183)

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. § 230.462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1 and 2.

The documents containing the information for the HarborOne Bancorp, Inc. 2017 Stock Option and Incentive Plan (the “Plan”), the HarborOne Bank 401(k) Plan (the “401(k) Plan”) and HarborOne Mortgage, LLC Retirement Plan (the “Retirement Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan, the 401(k) Plan and the Retirement Plan, as applicable, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by HarborOne Bancorp, Inc. (the “Company”) with the SEC are incorporated by reference in this Registration Statement, as of their respective dates:

(a) the prospectuses filed pursuant to the Registration Statement on Form S-1 originally filed with the SEC on March 11, 2019 (Commission File No. 333-230183) pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the prospectus field pursuant to the Registration Statement on Form S-1 referred to in (a) above; and

(C) the description of the Company’s common stock (the “Common Stock”) contained in the Registration Statement on Form 8-A, dated June 24, 2019, filed with the SEC by the Company to register the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item. 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Sections 6.5 and 6.6 of the Company’s Articles of Organization set forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such:

Section 6.5.                             Indemnification of Directors and Others.

(a)                                 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “Proceeding”), by reason of the fact that he or she is or was (a) a Director of the Corporation, or (b) serving, at the request of the Corporation as evidenced by a resolution of the Board of Directors prior to the occurrence of the event to which the indemnification relates, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such persons described in (a) and (b) are sometimes hereinafter referred to as an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as such a Director or officer of the Corporation or as such other director, officer, employee or agent or in any other capacity while serving as such a Director or officer of the Corporation or as such other director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Massachusetts Business Corporation Act (the “MBCA”), as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, but not limited to, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be such a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 6.5(c) with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 6.5 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that, if the MBCA so requires, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Corporation of an undertaking made in accordance with the MBCA (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, which shall include, without limitation, an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 6.5 or otherwise.

(b)    Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to an Advancement of Expenses, to any officer, employee or agent of the Corporation to the fullest extent of the provisions of this Section 6.5.

(c)    Right of Indemnitee to Bring Suit. If a claim under this Section 6.5 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the

Indemnitee may at any time hereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the MBCA. In addition, in any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met the applicable standard of conduct set forth in the MBCA. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the MBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or Shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Section 6.5 or otherwise shall be on the Corporation.

(d)    Non-Exclusivity of Rights. The rights to indemnification and to Advancement of Expenses conferred in this Section 6.5 shall not be exclusive of any other right which any person may have or hereafter acquire under these By-laws, the Articles of Organization or any statute, agreement, vote of Shareholders or of disinterested Directors or otherwise.

(e)    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MBCA. The Corporation’s obligation to provide indemnification under this Section 6.5 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

(f)    Amendments. Without the consent of a person entitled to the indemnification and other rights provided in this Section 6.5 (unless otherwise required by the MBCA), no amendment modifying or terminating such rights shall adversely affect such person’s rights under this Section 6.5 with respect to the period prior to such amendment.

(g)    Savings Clause. If this Section 6.5 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any liabilities and expenses with respect to any proceeding to the fullest extent permitted by any applicable portion of this Section 6.5 that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 6.6.                             Limitation of Liability of Directors.

(a)    Limitation of Liability. No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any provision of law imposing such liability; provided, however, that this Section 6.6 shall not eliminate or limit any liability of a Director (a) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of Chapter

156D of the Massachusetts General Laws or (d) with respect to any transaction from which the Director derived an improper personal benefit.

(b)    Amendment.    No amendment or repeal of this Section 6.6 shall adversely affect the rights and protection afforded to a Director of this Corporation under this Section 6.6 for acts or omissions occurring prior to such amendment or repeal. If the Massachusetts General Laws is hereafter amended to further eliminate or limit the personal liability of Directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the Directors of this Corporation shall be eliminated or limited to the fullest extent permitted by the Massachusetts General Laws as so amended.

Item 7.         Exemption from Registration Claimed.

None.

Item 8.         Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index attached hereto and incorporated herein by reference.

Item 9.         Undertakings.

The Company hereby undertakes:

(a)   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

4.1

Articles of Organization of HaborOne Bancorp, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 11, 2019)

4.2	By-Laws of HarborOne Bancorp, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 11, 2019)
4.3

Form of Common Stock Certificate of HarborOne Bancorp, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 11, 2019)

5.1	Opinion of Goodwin Procter LLP
10.1

HarborOne Bancorp, Inc. 2017 Stock Option and Incentive Plan (incorporated by reference to HarborOne Bancorp, Inc.’s (the predecessor to the Registrant) Form 8-K filed with the Securities and Exchange Commission on August 10, 2017)

23.1	Consent of Wolf & Company, P.C.
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Power of Attorney (set forth on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brockton, Commonwealth of Massachusetts, on this 15th  day of August, 2019.

HarborOne Bancorp, Inc.

By:	/s/ James W. Blake
James W. Blake
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of HarborOne Bancorp, Inc. hereby severally constitute and appoint James W. Blake and Joseph F. Casey, and each of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said James W. Blake and Joseph F. Casey, and each of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-8 relating to the offering of the Company’s Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the Registration Statement and any and all amendments thereto; and we hereby approve, ratify and confirm all that said James W. Blake and Joseph F. Casey, and each of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James W. Blake	Chief Executive Officer, Clerk (Principal Executive Officer) and Director	August 15, 2019
James W. Blake

/s/ Linda H. Simmons	Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2019
Linda H. Simmons

/s/ Joseph F. Casey	President, Chief Operating Officer and Director	August 15, 2019
Joseph F. Casey

/s/ Michael Sullivan, Esq.	Chairman of the Board	August 15, 2019
Michael Sullivan, Esq.

/s/ Joseph F. Barry	Director	August 15, 2019
Joseph F. Barry

/s/ Mandy L. Berman	Director	August 15, 2019
Mandy L. Berman

/s/ David P. Frenette, Esq.	Director	August 15, 2019
David P. Frenette, Esq.

/s/ Gordon Jezard	Director	August 15, 2019
Gordon Jezard

/s/ Barry R. Koretz	Director	August 15, 2019
Barry R. Koretz

/s/ Timothy Lynch	Director	August 15, 2019
Timothy Lynch

/s/ William A. Payne	Director	August 15, 2019
William A. Payne

/s/ Wallace H. Peckham, III	Director	August 15, 2019
Wallace H. Peckham, III

/s/ Damian W. Wilmot, Esq.	Director	August 15, 2019
Damian W. Wilmot, Esq.